   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 1994

                                                       REGISTRATION NO. 33-10634
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              ------------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 3 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              ------------------

                              SOCIETY CORPORATION
     (To be renamed "KeyCorp" upon consummation of the merger of KeyCorp, an existing New York corporation, into Society Corporation, an existing Ohio corporation.)
             (Exact name of Registrant as specified in its charter)


             OHIO                                      34-6542451
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
incorporation or organization)


                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO  44114
                                 (216) 689-3000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              ------------------

                   LAWRENCE J. CARLINI, ESQ., GENERAL COUNSEL
                              SOCIETY CORPORATION
                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO  44114
                                 (216) 689-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ------------------

                                    COPY TO:

                            THOMAS C. STEVENS, ESQ.
                            Thompson, Hine and Flory
                        1100 National City Bank Building
                             Cleveland, Ohio 44114
                                 (216) 566-5500

                              ------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
 From time to time after the effective date of this Post-Effective Amendment to the Registration Statement.

                              ------------------

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [x]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

       This Post-Effective Amendment relates to the registration under the Securities Act of 1933, as amended, of 400,000 common shares of Society Corporation with a par value of $1 each ("Common Shares") and the related rights to purchase the Common Shares. This Post-Effective Amendment amends the Prospectus in connection with the merger of KeyCorp and Society Corporation expected to be consummated on March 1, 1994.

- --------------------------------------------------------------------------------

                                   HIGHLIGHTS

                           Dividend Reinvestment and
                               Cash Payment Plan

                 If you're looking for an easy, commission-free
                     way to accumulate Common Shares of the
                     Corporation, our Dividend Reinvestment
                     and Cash Payment Plan is made for you.
               It provides a convenient and inexpensive method of
                      purchasing additional Common Shares
                        while receiving regularly-issued
                       statements which keep you informed
                       of the status of your investment.

WATCH YOUR SHARE OWNERSHIP INCREASE WITH REINVESTMENT

     By participating in the dividend reinvestment plan, all or part of your dividends are used to purchase additional shares which are deposited automatically to your personal account. You pay no fees to purchase these shares and, unlike a purchase through a broker, your dividends can buy both full and fractional shares. Plus, when future dividends are paid, you receive a payment for all the shares building in your account -- fractional shares included.

BUY EVEN MORE SHARES WITH OPTIONAL CASH PAYMENTS

     Each month, with our voluntary cash payment option, you can invest as little as $10 or as much as $10,000 toward the purchase of Common Shares in the plan, all without paying any broker fees. We will use your payments to purchase Common Shares on your behalf, add them to your account and send you a statement following the transaction to keep your records up-to-date.

ENROLLMENT IS QUICK AND EASY

     To enroll, simply complete an Authorization Card and return it to Society National Bank, our transfer agent. You can request an Authorization Card from Society National Bank at the address set forth in the attached prospectus.

FOR MORE INFORMATION

     Please read the accompanying prospectus for important information before you enroll. This summary does not contain all the details of the plan and is subject to what is said in the prospectus. If you have questions or need help with your account, call
1 (800) 542-7792.

                          PROSPECTUS TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
Available Information................................................................    2
Incorporation of Certain Documents by Reference......................................    2
The Corporation......................................................................    3
Dividend Reinvestment and Cash Payment Plan..........................................    4
     Purpose.........................................................................    4
     Advantages......................................................................    4
     Administration..................................................................    4
     Participation...................................................................    5
     The Authorization Card..........................................................    6
     Joining the Plan................................................................    6
     Investment Date.................................................................    7
     Purchases of Common Shares Under the Plan.......................................    7
     Optional Cash Payments..........................................................    8
     Expenses........................................................................    8
     Federal Tax Consequences........................................................    9
     Reports to Participants.........................................................   10
     Dividends on Fractions of Shares................................................   10
     Certificates for Shares.........................................................   10
     Withdrawal of Common Shares in Plan Accounts....................................   11
     Termination.....................................................................   11
Other Information....................................................................   12
Certain Restrictions on Dividends on Common Shares...................................   15
Use of Proceeds......................................................................   15
Indemnification......................................................................   15
Legal Opinions.......................................................................   16
Experts..............................................................................   16

PROSPECTUS

                                    KEYCORP

(Currently named Society Corporation, but to be renamed KeyCorp upon the merger of KeyCorp, an existing
 New York corporation, into Society Corporation, an existing Ohio corporation.)
                               ------------------

                  DIVIDEND REINVESTMENT AND CASH PAYMENT PLAN
                               ------------------

                             400,000 COMMON SHARES
                               ------------------

     The Corporation is offering to holders of its Common Shares, with a par value of $1 each including the related rights to purchase Common Shares ("Common Shares") an opportunity to invest cash dividends and optional cash payments in Common Shares pursuant to the Dividend Reinvestment and Cash Payment Plan set forth herein (the "Plan"). Any holder of record of Common Shares is eligible to participate in the Plan.

     A participant in the Plan may purchase Common Shares by:

     - reinvesting cash dividends on all shares of the Corporation held by the participant, or

     - reinvesting cash dividends on part of the shares of the Corporation held by the participant (while continuing to receive cash dividends on the other shares), and/or

     - making optional cash payments of at least $10 each, with all such cash payments not exceeding $10,000 each month, whether or not the participant's dividends are being reinvested.

     Common Shares purchased under the Plan will be purchased from the Corporation, on the open market, or otherwise from sources other than the Corporation. As to Common Shares purchased on the open market or otherwise from sources other than the Corporation, the purchase price will be the weighted average of the prices paid for the Common Shares in all such purchases made with respect to the applicable Investment Date (as defined in Question 9 of the Plan). As to Common Shares purchased from the Corporation, the purchase price will be 100% of the average of the highest and lowest sales prices of Common Shares on the New York Stock Exchange, on the applicable Investment Date. Each Common Share purchased under the Plan will be accompanied by a related right to purchase Common Shares.

     Regardless of the source, participants do not pay a brokerage commission or service charge upon the purchase of Common Shares under the Plan, and the Corporation bears the cost of administering the Plan. McDonald & Company Securities, Inc., or such other agent as the Corporation may designate from time to time, acts as purchasing agent for participants under the Plan for purchases on the open market or otherwise from sources other than the Corporation.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS,
     OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE
        NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
                       OR ANY OTHER GOVERNMENTAL AGENCY.
                               ------------------

               The date of this Prospectus is February 18, 1994.

          SAVE THIS DOCUMENT. IT SETS FORTH THE TERMS OF THE PLAN AND
                                HOW IT OPERATES.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY STATE OR JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION OR THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     As of the date of this Prospectus, there is a pending merger between KeyCorp, a New York corporation ("Old KeyCorp"), and Society Corporation, an Ohio corporation ("Society"). Upon consummation of the merger, Society, as an Ohio corporation, will be the surviving corporation, but will be renamed KeyCorp. As used in this Prospectus, the "Corporation" means the Ohio corporation named "Society Corporation" prior to the merger and "KeyCorp" subsequent to the merger, and its successors.

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning the Corporation and the Registration Statement referred to below can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the following Regional Offices of the Commission: Chicago Regional Office, the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and New York Regional Office, 7 World Trade Center, Thirteenth Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission, Washington, D.C. 20549-1004 at prescribed rates. The Corporation's Common Shares and the related Rights to purchase the Common Shares are listed on the New York Stock Exchange. Reports, proxy and information statements, and other information concerning the Corporation can be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The Corporation has filed with the Commission a registration statement on Form S-3 (which, together with the exhibits thereto, is herein referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement for further information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission are incorporated herein by reference as of their respective dates: Society's Annual Report on Form 10-K for the fiscal year ended December 31, 1992; Society's Quarterly Reports on Form 10-Q for the quarters ended

March 31, 1993, June 30, 1993 and September 30, 1993; Society's Current Reports on Form 8-K filed on January 27, March 22, April 14, July 9, October 13, November 19, 1993, and January 20, 1994; and all documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Shares pursuant to the Plan.

     Society's Registration Statement on Form S-4, filed with the Commission on December 28, 1993 in relation to the merger of Society and Old KeyCorp, is also incorporated herein by reference.

     The descriptions of the Common Shares and the related Rights to Purchase the Common Shares contained in the Corporation's Registration Statement on Form 8-A filed with the Commission on August 3, 1992 (and any amendment or report hereafter filed for the purpose of updating the descriptions) are hereby incorporated by reference.

     In addition, the following documents filed with the Commission by Old KeyCorp are herein incorporated by reference as of their respective dates: Old KeyCorp's Annual Report on Form 10-K for the year ended December 31, 1992; Old KeyCorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993; Old KeyCorp's current reports on Form 8-K filed on January 14, January 27, March 18 (as amended by a Form 8 filed on May
20), which contained the audited restated consolidated financial statements of Old KeyCorp for the fiscal year ended December 31, 1992 (which gave effect to the merger of Old KeyCorp with Puget Sound Bancorp on January 15, 1993), April 28, May 19, July 8 (two reports), September 21, October 13 (two reports), October 15, 1993, January 14, 1994, and January 21, 1994.

     The Corporation will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Direct requests for such copies: prior to the consummation of the merger, to Society Corporation, Shareholder Communications, P.O. Box 6477, Cleveland, Ohio 44101-1477 (telephone (216) 737-5745 or 1-800-542-7792); after the consummation of the merger, to KeyCorp, Shareholder Communications, P.O. Box 6477, Cleveland, Ohio 44101-1477 (telephone (216) 737-5745 or 1-800-542-7792).

                                THE CORPORATION

     On October 1, 1993, KeyCorp, a New York corporation ("Old KeyCorp"), entered into an Agreement and Plan of Merger, as amended and a related Supplemental Agreement to Agreement and Plan of Merger, as amended, with Society Corporation, an Ohio corporation. Under those agreements, Old KeyCorp will merge into Society, with Society being the survivor of the merger under the name "KeyCorp." The shareholders of Old KeyCorp and the shareholders of Society approved the merger on February 16, 1994. Subject to the receipt of required regulatory approvals, the merger is expected to be consummated on March 1, 1994. As used in this Prospectus, the "Corporation" means the Ohio corporation named "Society Corporation" prior to the merger and "KeyCorp" subsequent to the merger, and its successors.

     The Corporation is a financial services company based in Cleveland, Ohio. The Corporation's major business activities include providing traditional banking and associated financial services to consumer, business, and commercial markets. The Corporation also offers customers a variety of complementary services, either directly or through its nonbank subsidiaries.

     The executive offices of the Corporation are located at 127 Public Square, Cleveland, Ohio 44114. Its telephone number is (216) 689-3000.

                  DIVIDEND REINVESTMENT AND CASH PAYMENT PLAN

     The Corporation's Dividend Reinvestment and Cash Payment Plan ("Plan"), as amended to date, is set forth below in question and answer format.

PURPOSE

1. What is the purpose of the Plan?

     The Plan provides holders of record of Common Shares with a simple and convenient method of investing cash dividends and optional cash payments in additional Common Shares without payment of any brokerage commission or service charge. To the extent that such additional Common Shares are purchased from the Corporation, the Corporation will use the additional funds for general corporate purposes. See "Use of Proceeds" below.

ADVANTAGES

2. What are the advantages of the Plan?

     An eligible holder of record who wishes to participate in the Plan may (i) have cash dividends on all of his or her shares of the Corporation automatically reinvested or (ii) have cash dividends on part of his or her shares of the Corporation automatically reinvested or (iii) whether or not a participant has elected to have any such dividends automatically reinvested, invest in additional Common Shares by making optional cash payments of not less than $10 per payment up to an aggregate maximum of $10,000 each month. No commission or service charge is paid by a participant in connection with purchases under the Plan. Full investment of funds is possible under the Plan because fractions of Common Shares (computed to three decimal places), as well as whole Common Shares, will be credited to a participant's Plan account. Dividends on Common Shares in a participant's Plan account, including a pro rata dividend on fractional Common Shares, will be reinvested in additional Common Shares and such Common Shares credited to a participant's Plan account. A participant can avoid the need for safekeeping of certificates for Common Shares credited to the participant's account under the Plan. Periodic statements of account will provide simplified record keeping.

ADMINISTRATION

3. Who administers the Plan for participants?

     Society National Bank (the "Bank"), a wholly owned subsidiary of the Corporation, will administer the Plan, maintain records, send statements of account to participants, and perform other duties relating to the Plan. If at any time Common Shares are purchased on the open market or from sources other than the Corporation, McDonald & Company Securities, Inc. has been designated as the purchasing agent for the participants under the Plan. McDonald & Company Securities, Inc., or such other agent for the participants as the Corporation may designate from time to time, is referred to herein as the "Purchasing Agent." If Common Shares are to be purchased on the open market or otherwise from sources other than the Corporation, the Purchasing Agent, in its sole discretion, will determine the time when and the prices at which such purchases will be made, and will select the broker or dealer, if any, through or from whom such purchases will be made. Common Shares purchased under the Plan for each participant will be credited to the account of the participant. The Corporation reserves the right to replace the Purchasing Agent from time to time. In the event that the Purchasing Agent should resign or otherwise cease to act as purchasing agent, the Corporation will appoint a successor or make other appropriate arrangements. Interpretations of the Plan by the Corporation are binding on participants.

PARTICIPATION

4. Who is eligible to participate?

     All holders of record of Common Shares are eligible to participate in the Plan. In order to be eligible to participate in the Plan, any shareholder whose shares are registered in a name other than the participant's own name (for example, in the name of a broker or bank nominee) must either become a shareholder of record by having shares transferred into the participant's own name or by making appropriate arrangements for the participant's bank or broker to participate on behalf of the participant.

5. How does an eligible shareholder participate?

     TO PARTICIPATE IN THE PLAN A SHAREHOLDER OF RECORD MUST COMPLETE THE AUTHORIZATION CARD AND RETURN IT TO THE BANK. AUTHORIZATION CARDS MAY BE OBTAINED AT ANY TIME BY WRITTEN OR ORAL REQUEST TO THE BANK AT THE ADDRESS AND TELEPHONE NUMBER SPECIFIED IN QUESTION 33. ANY SHAREHOLDER OF SOCIETY WHO IS ALREADY PARTICIPATING IN THE PLAN AS IN EFFECT IMMEDIATELY PRIOR TO MARCH 1, 1994, WILL AUTOMATICALLY CONTINUE TO BE ENROLLED IN THE PLAN AND SHOULD NOT COMPLETE A NEW AUTHORIZATION CARD UNLESS THE PARTICIPANT WISHES TO CHANGE THE INSTRUCTIONS ON THE AUTHORIZATION CARD CURRENTLY IN EFFECT FOR THE PARTICIPANT'S PLAN ACCOUNT.

     ANY SHAREHOLDER OF OLD KEYCORP WHO IS ALREADY PARTICIPATING IN THE AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN OF OLD KEYCORP PRIOR TO CONSUMMATION OF THE MERGER WITH SOCIETY WILL AUTOMATICALLY BE ENROLLED IN THE PLAN AND SHOULD NOT COMPLETE A NEW AUTHORIZATION CARD UNLESS THE SHAREHOLDER WISHES TO CHANGE THE INSTRUCTIONS OR THE AUTHORIZATION CARD CURRENTLY IN EFFECT FOR THE PARTICIPANT'S ACCOUNT UNDER THE OLD KEYCORP PLAN.

6. Is partial participation possible under the Plan?

     Yes. A shareholder of record who desires to participate in the Plan may elect to have the cash dividends on only some of the shares of the Corporation owned by the shareholder to be reinvested under the Plan or may elect to make optional cash payments towards the purchase of additional Common Shares under the Plan without electing automatic reinvestment of the cash dividends on any of the shares of the Corporation owned by the shareholder.

THE AUTHORIZATION CARD

7. What does the Authorization Card provide?

     The Authorization Card provides for the purchase of additional Common Shares for the participant's account through the following investment options:

     If "Full Dividend Reinvestment" is elected, the Corporation will apply all the cash dividends on all the shares then or subsequently registered in a participant's name, together with any optional cash payments, toward the purchase of additional Common Shares.

     If "Partial Dividend Reinvestment" is elected, the Corporation will apply all the cash dividends on only the number of shares that are specified on the Authorization Card, together with any optional cash payments, toward the purchase of additional Common Shares.

     Under either of these two preceding elections, the Corporation will reinvest automatically any subsequent dividends on Common Shares held in the participant's Plan account. Under the Plan, dividends will be reinvested on a cumulative basis on the shares designated on the Authorization Card and on all Common Shares held in the Plan account, until a participant changes or revokes the instructions on the Authorization Card in writing, or until the participant's participation in the Plan is terminated.

     By electing either "Full Dividend Reinvestment" or "Partial Dividend Reinvestment" a participant is automatically entitled to make optional cash payments.

     If "Optional Cash Payments Only" is elected, the Corporation will distribute cash dividends on shares registered in the participant's name in the manner requested by the participant, and the Corporation will apply only optional cash payments received toward the purchase of additional Common Shares. This option should only be elected if the participant does not elect either "Full Dividend Reinvestment" or "Partial Dividend Reinvestment".

     Cash dividends payable on all Common Shares in a participant's Plan account, whether such Common Shares were purchased with reinvested dividends or optional cash payments, will be automatically reinvested in additional Common Shares.

JOINING THE PLAN

8. When may an eligible shareholder join the Plan?

     An eligible shareholder of the Corporation may join the Plan at any time. If the Authorization Card is received by the Bank at the address specified in Question 33 on or before the record date for a dividend payment, reinvestment of dividends on the number of shares participating under the Plan will begin with that dividend payment date. If the Authorization Card is received after the record date for a dividend payment, reinvestment of dividends will begin on the dividend payment date following the next record date, if such shareholder is still a holder of record. All optional cash payments will be invested, following receipt of the Authorization Card and the optional cash payment, in the manner described in Questions 13, 15, and 16.

INVESTMENT DATE

9. What is the Investment Date?

     With respect to dividends being reinvested under the Plan, "Investment Date" means the date on which such dividends are paid. With respect to the investment of optional cash payments under the Plan, "Investment Date" means the dividend payment date in any month in which there is a dividend payment on the Corporation's Common Shares or if there is no dividend payment in the month then the 15th day of such month, except if such date falls on a Saturday, Sunday, or legal holiday, then the Investment Date will be the preceding business day.

PURCHASES OF COMMON SHARES UNDER THE PLAN

10. What is the source of Common Shares purchased under the Plan?

     All Common Shares purchased under the Plan will be purchased on the open market or otherwise from sources other than the Corporation unless the Board of Directors (or the Executive Committee thereof) or the management of the Corporation determines from time to time that purchases will be made from the Corporation. Participants will be notified of changes in the manner in which Common Shares are purchased under the Plan. In the event the Common Shares will be acquired on the open market or otherwise from sources other than the Corporation, the Purchasing Agent will acquire the Common Shares on behalf of the participant.

11. What will be the price of Common Shares purchased under the Plan?

     The purchase price to the participant of Common Shares purchased from the Corporation will be 100% of the average of the highest and lowest sales prices of Common Shares on the New York Stock Exchange on the Investment Date (or, if no sales prices of Common Shares are reported on the New York Stock Exchange on such date, the average of the means between the highest and lowest sales prices on the nearest dates before and after such date on which such sales prices are reported). The purchase price to the participant of Common Shares purchased from sources other than the Corporation will be the weighted average price paid by the Purchasing Agent in all such purchases made with respect to the applicable Investment Date.

12. When will purchases be made with reinvested dividends?

     Purchases of Common Shares from the Corporation being made with reinvested dividends will be made on the applicable Investment Date. Purchases of Common Shares from sources other than the Corporation will be made by the Purchasing Agent commencing as of the applicable Investment Date and continuing over the period determined appropriate, under the circumstances, by the Purchasing Agent to acquire the Common Shares, but in all events within 30 days of the applicable Investment Date. In no event will interest be paid on funds being held by the Corporation, the Bank, or the Purchasing Agent pending investment of such funds.

13. When will purchases be made with optional cash payments?

     An optional cash payment will be invested under the Plan on the first Investment Date following receipt by the Bank at the address specified in Question 33 of such payment if the Common Shares are purchased from the Corporation. If the Common Shares are purchased from sources other than the Corporation, the optional cash payment will be invested as soon as practicable beginning on the first Investment Date following receipt by the Bank at the address specified in Question 33 of such payment, but in no event later than the second Investment Date following receipt by the Bank of such payment. No interest will be paid on optional cash payments pending their investment.

14. How many Common Shares will be purchased for a participant?

     The number of Common Shares to be purchased depends on the amount of a participant's reinvested dividend, the amount of any optional cash payments to be invested on the Investment Date, and the purchase price of the Common Shares. Each participant's Plan account will be credited with that number of Common Shares, including fractions computed to three decimal places, equal to the participant's total amount to be invested divided by the purchase price per Common Share.

OPTIONAL CASH PAYMENTS

15. How does the optional cash payment feature of the Plan work?

     All eligible holders of record of shares of the Corporation (except for brokers and nominees), who have submitted an Authorization Card, are eligible to make optional cash payments at any time. Optional cash payments received from a participant will be used to purchase additional Common Shares. Cash dividends payable on all Common Shares credited to a participant's Plan account, whether such Common Shares were purchased with reinvested dividends or optional cash payments, will be automatically reinvested in additional Common Shares.

16. How may optional cash payments be made?

     An optional cash payment may be made by a participant when joining the Plan by enclosing a check or money order payable to Society National Bank with an Authorization Card returned to the Bank. Thereafter optional cash payments may be made on a monthly basis through the use of appropriate forms attached to each participant's statement of account. There is no obligation to make additional cash payments, nor to make all such payments in the same amount.

     Each optional cash payment must be at least $10 and all such payments cannot, in any one month, exceed a total of $10,000 for any participant. THE CORPORATION WILL NOT APPROVE OPTIONAL CASH PURCHASES IN EXCESS OF THE MAXIMUM AMOUNT SET FORTH HEREIN.

     A participant may withdraw any optional cash payment by written notice received by the Bank not less than 48 hours before the first Investment Date following receipt of the optional cash payment.

EXPENSES

17. What are the expenses to participants in the Plan?

     All costs of administration of the Plan will be paid by the Corporation. There are no brokerage fees or commissions charged to participants in connection with the purchase of Common Shares under the Plan. Certain expenses may be incurred by the participant if, at the participant's request, the Purchasing Agent sells, on behalf of the participant, some or all of the participant's whole Common Shares credited to the participant's Plan account, in connection with the participant's withdrawal of such shares from his Plan account or the termination of the participant's participation in the Plan. Certain expenses may also be incurred by the participant if the participant receives a cash payment for a fraction of a Common Share credited to the participant's Plan account upon the participant's withdrawal of all of the Common Shares credited to the participant's Plan account or upon termination of the participant's participation in the Plan (see Question 25).

FEDERAL TAX CONSEQUENCES

18. What are the Federal income tax consequences of participation in the Plan?

     In general, a shareholder who participates in the Plan will have the same Federal income tax consequences with respect to dividends payable on Common Shares in a Plan account as if he or she were not a participant in the Plan. In the case of a cash dividend, a participant will be treated for Federal income tax purposes as having received on the dividend payment date a dividend equal to the full amount of the dividend payable with respect to all the participant's shares, including shares registered in his or her name and those credited to the participant's Plan account, even if all such dividends are not received by the participant in cash, but some instead are applied to the purchase of Common Shares for the participant's account. In the case of Common Shares purchased from sources other than the Corporation, commissions and brokerage fees paid by the Corporation in connection with such purchases will be taxable income to the participants in an amount equal to each participant's pro rata share of such commissions and fees and will be reported as ordinary dividend income for the calendar year by the Corporation with respect to each participant's Plan account.

     The tax basis of Common Shares purchased from the Corporation with cash dividends or optional cash payments will be the amount of the cash dividends or optional cash payments, as the case may be. In the case of Common Shares purchased from sources other than the Corporation, the tax basis will be the purchase price of the Common Shares plus a participant's pro rata share of commissions or brokerage fees paid by the Corporation in making such purchases. The holding period for Common Shares purchased with reinvested dividends or optional cash payments will begin on the date following the date on which the Common Shares are purchased for the participant and credited to such participant's Plan account, regardless of the source of purchase.

     A participant will not realize any Federal taxable income when the participant receives certificates for whole Common Shares credited to the participant's Plan account, either upon the participant's withdrawal of some or all of the Common Shares credited to the participant's Plan account or termination of the participant's participation in the Plan. However, a participant who receives, upon withdrawal of Common Shares from the Plan or termination of the participant's participation in the Plan, a cash payment for a fractional Common Share credited to the participant's Plan account will realize a gain or loss with respect to such fractional Common Share. A gain or loss will also be realized by a participant when whole Common Shares are sold, either (i) by the participant after withdrawal of such shares from the Plan account or termination of the participant's participation in the Plan or (ii) by the Purchasing Agent at the participant's request, upon the participant's withdrawal of such shares from the Plan account or termination of the participant's participation in the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for full or fractional Common Shares and the tax basis therefor. Any such gain or loss will be a capital gain or loss if the Common Shares constitute capital assets in the hands of the participant.

     Participants are advised to consult their own tax advisors to determine the particular Federal, state, and local income tax consequences that may result from their participation in the Plan and the subsequent sale or other disposition of Common Shares under the Plan. The income tax consequences of participants may vary from jurisdiction to jurisdiction.

REPORTS TO PARTICIPANTS

19. What kind of reports will be sent to participants?

     Each participant in the Plan will receive a statement of account as promptly as practicable after each purchase of Common Shares for the participant's Plan account. These statements are a record of the date and cost of purchases made and should be retained for income tax purposes. In addition, each participant will receive, from time to time, copies of reports, proxy statements, and other communications sent to holders of the Common Shares generally.

     Each participant will receive annually Internal Revenue Service information (on Form 1099) for reporting dividend income received.

DIVIDENDS ON FRACTIONS OF SHARES

20. Will participants be credited with dividends on fractions of Common Shares?

     Yes. Dividends with respect to fractional, as well as whole, Common Shares will be reinvested in additional Common Shares.

CERTIFICATES FOR SHARES

21. Will certificates be issued for Common Shares purchased?

     Common Shares credited to a participant's account in the Plan will be held in the name of the Bank or its nominee. The number of Common Shares credited to an account under the Plan will be shown on the participant's statement of account. This service protects against loss, theft, or destruction of certificates. However, certificates for whole Common Shares will be issued to participants upon the participant's withdrawal of such shares from the Plan account or termination of the participant's participation in the Plan, unless the participant requests the Purchasing Agent in writing to sell such shares for the participant's account.

     Common Shares credited to the account of a participant under the Plan may not be pledged or assigned, and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign any such Common Shares credited to the participant's Plan account must first withdraw such Common Shares from the Plan account.

     Certificates for fractions of Common Shares will not be issued to participants under any circumstances.

22. In whose name will certificates be registered when issued to participants?

     Each account under the Plan will be maintained in the name as shown on the Authorization Card of each participant. Consequently, certificates for whole Common Shares will be similarly registered when issued.

WITHDRAWAL OF COMMON SHARES IN PLAN ACCOUNTS

23. How may Common Shares be withdrawn from the Plan accounts?

     Shares credited to a participant's Plan account may be withdrawn by a participant by notifying the Bank in writing specifying the number of shares to be withdrawn. Certificates for whole shares of Common Shares so withdrawn will be issued to and registered in the name of the participant, unless the participant requests the Purchasing Agent in writing to sell such shares for the participant's account. If a participant requests such sale, the sale will be made by the Purchasing Agent for the participant's account within a reasonable time after the participant's withdrawal is processed as provided in Question 26. The participant will receive the proceeds from such sale, less any brokerage fees or commissions, any transfer tax, and any other administrative costs of sale.

24. Will dividends on Common Shares withdrawn from the Plan account continue to be reinvested?

     If the participant has authorized "Full Dividend Reinvestment", cash dividends with respect to shares withdrawn from a participant's Plan account will continue to be reinvested. If, however, cash dividends with respect to only part of the shares registered in a participant's name are being reinvested, the Corporation will continue to reinvest dividends on only the number of shares specified by the participant on the Authorization Card unless a new Authorization Card specifying a different number of shares is delivered.

TERMINATION

25. How does a participant terminate participation under the Plan?

     In order to terminate participation under the Plan, a participant must notify the Bank in writing that the participant wishes to terminate. Such notices should be addressed to the Bank at the address set forth in Question 33 and will be effective only when received by the Bank. When a participant voluntarily terminates his or her participation in the Plan or if and when the participant's participation in the Plan or the Plan is terminated by the Corporation, a certificate for whole Common Shares credited to the participant's Plan account under the Plan will be issued (unless the participant requests the Purchasing Agent to sell such shares for the participant's account) and a cash payment will be made for any fraction of a Common Share.

     In connection with any such termination, a participant may request that all or a part of the whole Common Shares in the participant's Plan account be sold. Any such request must be in writing to the Bank. If a participant requests such sale, the sale will be made by the Purchasing Agent for the participant's account within a reasonable time after the participant's termination is processed as provided in Question 26. The participant will receive the proceeds from such sale, less any brokerage fees or commissions, any transfer tax, and any other administrative costs of sale.

26. When may a participant withdraw Common Shares from his or her Plan account or be terminated from the Plan?

     A participant may withdraw Common Shares credited to the participant's Plan account or terminate his or her participation under the Plan at any time. If the request to withdraw or terminate is received by the Bank prior to a dividend record date, the withdrawal or termination will be processed as soon as practical after receipt of the request. If the request to withdraw or terminate is received by the Bank on or after the record date for a dividend payment, the withdrawal or termination may not be processed until shares purchased with the dividends paid for such record date have been credited to the participant's account. Any optional cash payment which was received prior to the request for withdrawal or termination will be reinvested unless return of the amount is requested at the time of the request for withdrawal or termination and such request is received at least 48 hours before the next Investment Date. All subsequent dividends will be paid to the participant in cash unless the participant re-enrolls in the Plan. The Corporation reserves the right, in its sole discretion, to terminate the Plan or any participant's account at any time.

OTHER INFORMATION

27. What happens when a participant sells or transfers the shares of the Corporation registered in such participant's name?

     If a participant sells or transfers all shares of the Corporation registered in the participant's name, the Corporation will continue to reinvest the cash dividends on Common Shares credited to the participant's Plan account, subject to the participant's right to withdraw Common Shares from the Plan account or terminate participation under the Plan at any time.

28. What happens if the Corporation issues a dividend payable in Common Shares or declares a stock split?

     Any dividend payable in Common Shares or split shares distributed by the Corporation on Common Shares credited to a participant's Plan account will be added to such account. Any dividend payable in Common Shares or split shares distributed by the Corporation on Common Shares not in the participant's Plan account will be transmitted directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

29. How will Common Shares credited to a participant's Plan account be voted at Shareholders' Meetings?

     For each meeting of shareholders, a participant will receive proxy material that will enable the participant to vote both the shares registered in the participant's name directly and whole Common Shares credited to the participant's Plan account. If a participant elects, such participant may vote Common Shares, including all whole Common Shares credited to the participant's Plan account, in person at the shareholders' meeting.

     If no instructions are indicated on a properly signed and returned proxy card, all of the participant's Common Shares -- those registered in the participant's name and those credited to the participant's Plan account -- will be voted in accordance with the recommendations of the Corporation's management.

30. What are the responsibilities of the Corporation, the Bank, and the Purchasing Agent under the Plan?

     Neither the Corporation, nor the Bank, nor the Purchasing Agent shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted under the Plan nor shall they have any duties, responsibilities, or liabilities except as expressly set forth in the Plan. The Corporation, the Bank, and the Purchasing Agent will not be liable under the Plan for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising (i) out of failure to terminate a participant's Plan account upon the participant's death prior to receipt of written notice of such participant's death, (ii) with respect to the prices at which Common Shares are purchased or sold for a participant's account, (iii) with respect to the times when such purchases or sales are made, or (iv) with respect to any fluctuation in market value of the Common Shares.

     The participant should recognize that the Corporation, the Bank, and the Purchasing Agent cannot assure the participant a profit or protect the participant against a loss on the Common Shares purchased or sold under the Plan.

31. May the Plan be changed or discontinued?

     The Corporation may amend, suspend, modify, or terminate the Plan at any time, including the period between a record date and a dividend payment date. Notice of any such amendment, suspension, modification, or termination will be sent to all participants. Any such amendment shall conclusively be deemed to be accepted by the participant unless prior to the effective date of any such amendment as set forth in the notice, the Bank receives written notice of the termination of the participant's account. Upon a termination of the Plan, any uninvested optional cash payments will be returned and, except as otherwise provided in Questions 25 and 26, certificates for whole Common Shares credited to a participant's account under the Plan will be issued, and a cash payment will be made for any fraction of a Common Share credited to a participant's account.

32. Where will notices to a participant be sent?

     All notices to a participant will be addressed to the participant at the last address of record with the Bank. A participant should notify the Bank in writing of any change of address at the address set forth in Question 33.

33. Who should be contacted with questions about the Plan?

     All optional cash payments, requests for withdrawals, transfers of shares, authorization cards, requests for partial reinvestment, and address changes should be directed to:

              Shareholder Reinvestment Services -- KEY
              c/o Society National Bank
              P.O. Box 92564
              Cleveland, Ohio 44197-9891

     All inquiries regarding the Plan should be directed to:

              Shareholder Services -- KEY
              c/o Society National Bank
              P.O. Box 6477
              Cleveland, Ohio 44101-1477
              Telephone: 216-737-5745
                         1-800-542-7792

               CERTAIN RESTRICTIONS ON DIVIDENDS ON COMMON SHARES

     The Corporation is a legal entity separate and distinct from its subsidiaries. The principal source of the Corporation's income is dividends and fees from its subsidiary banks. Various federal and state statutory provisions limit the amount of dividends the subsidiary banks can pay to the Corporation without regulatory approval. The approval of the Comptroller of the Currency is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. In addition, the regulations of the Office of Thrift Supervision impose limitations on the capital distributions of savings associations, such as Society First Federal Savings Bank, a savings association subsidiary of the Corporation. State banks that are not members of the Federal Reserve System ("nonmember banks") are subject to varying restrictions on the payment of dividends under state laws. Most of Old Keycorp's banking subsidiaries are state nonmember banks.

     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the Comptroller of the Currency, and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. The terms of certain of the Corporation's long-term debt instruments also contain restrictions on the payment of cash dividends. Future dividends on Common Shares are subject to the discretion of the Board of Directors (or Executive Committee thereof) of the Corporation, cash needs, general business conditions, preferential dividends on outstanding Preferred Stock, and the foregoing restrictions, among others.

                                USE OF PROCEEDS

     Any net proceeds from the sale of the Common Shares offered hereby will be applied to the Corporation's general funds to be utilized for general corporate purposes, including investments in, or extensions of credit to, the Corporation's subsidiaries. Specific allocations of the proceeds to such purposes have not been made at the date of this Prospectus.

                                INDEMNIFICATION

     The Corporation's Code of Regulations provide that the Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, or employee of the Corporation or of any other bank, corporation, partnership, trust, or other enterprise for which he was serving as a director, officer or employee at the request of the Corporation.

     Under the terms of the Corporation's directors' and officers' liability and company reimbursement insurance policy, directors and officers of the Corporation are insured against certain liabilities, including liabilities arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 LEGAL OPINIONS

     The validity of the Common Shares offered hereby has been passed upon for the Corporation by Thompson, Hine and Flory, 1100 National City Bank Building, Cleveland, Ohio 44114. At February 10, 1994, attorneys at Thompson, Hine and Flory owned an aggregate of approximately 61,000 Common Shares.

                                    EXPERTS

     The consolidated financial statements of Society included in Society's Annual Report on Form 10-K incorporated by reference in this Prospectus have been audited by Ernst & Young, independent auditors, as set forth and to the extent indicated in their reports thereon included therein and incorporated herein by reference.

     The consolidated financial statements of Old KeyCorp included in Old Keycorp's report on Form 8-K dated March 18, 1993, as amended by Form 8, dated May 20, 1993 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports and upon the authority of such firm as experts in auditing and accounting.

     With respect to the unaudited condensed consolidated interim financial information of Old KeyCorp for the three and nine month periods ended September 30, 1993, the three and six month periods ended June 30, 1993 and the three month period ended March 31, 1993 incorporated by reference in this Prospectus, Ernst & Young have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Old KeyCorp's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1993, and incorporated herein by reference, Ernst & Young states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

                              INVESTOR INFORMATION

STOCK

Key Bancshares Inc. Common Stock is listed on the New York Stock Exchange under the symbol KEY.

SHAREHOLDER ASSISTANCE/REGISTRAR AND TRANSFER AGENT

Shareholders with questions regarding dividends, change of name or address, or lost certificates, are invited to call or write:

           Shareholder Services -- KEY
           c/o Society National Bank
           P.O. Box 6477
           Cleveland, Ohio 44101-1477

Our Shareholder Assistance Line is available Monday through Friday, 8 a.m. to 5 p.m., Eastern Standard Time, by calling: (800) 542-7792 or (216) 737-5745.

DIVIDEND DIRECT DEPOSIT PLAN

This plan permits shareholders to electronically deposit common stock dividends to their checking or savings account. This free service provides a convenient and safe method of receiving dividend payments. If you have questions or are interested in this program, call our Shareholder Assistance Line and ask for a Dividend Direct Deposit brochure and authorization form.

INSTITUTIONAL INVESTOR AND ANALYST INFORMATION

Security analysts and investment professionals with questions regarding Key Bancshares Inc. performance and its business should direct their inquiries to:

           Jay S. Gould
           Key Bancshares Inc.
           127 Public Square 01-127-0406
           Cleveland, Ohio 44114-1306
           (216) 689-4221

                               127 Public Square
                             Cleveland, Ohio 44114
                                 (216) 689-3000

             ------------------------------------------------------

                                   HIGHLIGHTS

                                       &
                                   PROSPECTUS

                                    KEYCORP
(Currently named Society Corporation, but to be renamed KeyCorp upon the merger of KeyCorp, an existing New York corporation, into Society Corporation, an existing Ohio corporation.)

                             For the Corporation's
                             Dividend Reinvestment
                             and Cash Payment Plan
                                 [KEYCORP LOGO]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 16.  EXHIBITS.

                              SOCIETY CORPORATION

                               INDEX TO EXHIBITS
FORM S-3
EXHIBIT NO.           DESCRIPTION
- -----------           -----------
 4(a)         Amended and Restated Articles of                    Incorporated herein by reference to
              Incorporation of Society Corporation                Exhibit 4(a) to Form S-4 filed on
              as last amended on September 17, 1993               December 28, 1993

    (b)       Amended and Restated Articles of                    Incorporated herein by reference to
              Incorporation of KeyCorp                            Exhibit 4(b) to Form S-4 filed on December 28, 1993

    (c)       Regulations of Society Corporation, as              Incorporated herein by reference to Exhibit
              last amended as of March 16, 1992                   3.2 to Form 10-K for Fiscal Year Ended
                                                                  December 31, 1992 filed on March 24, 1993

    (d)       Regulations of KeyCorp                              Incorporated herein by reference to Exhibit
                                                                  4(d) to Form S-4 filed on December 28, 1993

    (e)       Rights Agreement, dated as of August                Incorporated herein by reference to Exhibit
              25, 1989, between Society Corporation               1 to Form 8-A on August 29, 1989
              and First Chicago Trust Company of
              New York, as Rights Agent, including as
              Exhibit A thereto the form of Rights
              Certificate


    (f)       Amendment No. 1 to Rights Agreement,                Incorporated herein by reference to Exhibit
              dated February 21, 1991, between Society            1 to Form 8-A filed on February 28, 1991
              Corporation and First Chicago Trust
              Company of New York, as Rights Agent

    (g)       Amendment No. 2 to Rights Agreement,                Incorporated herein by reference to
              dated September 12, 1991, between Society           Exhibit 4 to Schedule 13D filed on
              Corporation and First Chicago Trust                 September 23, 1991
              Company of New York, as Rights Agent

    (h)       Amendment No. 3 to Rights Agreement,                Incorporated herein by reference to
              dated October 1, 1993, between Society              Exhibit 4 to Schedule 13D filed on
              Corporation and Society National Bank,              October 12, 1993
              as Rights Agent

15            Letter of Ernst & Young
              re: unaudited interim financial information

23(a)         Consent of Ernst & Young

23(b)         Consent of Ernst & Young

24(a)         Powers of Attorney

24(b)         Certified Resolutions of Board of
              Directors of Society

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT NO. 33-10634 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON THIS 16TH DAY OF FEBRUARY, 1994.


                                        SOCIETY CORPORATION
                                           Registrant


                                        By  /s/ Lawrence J. Carlini
                                            ----------------------------------
                                                Lawrence J. Carlini
                                            General Counsel and Secretary


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT NO. 33-10634 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

         Title and Description                                   Date
         ---------------------                                   ----
Robert W.  Gillespie, Chairman of the Board,               February 16, 1994
Chief Executive Officer, President, and Director
(Principal Executive Officer); James W. Wert, Vice
Chairman of the Board, Chief Financial Officer, and
Director (Principal Financial Officer and Principal
Accounting Officer); Roger Noall, Director;
William G. Bares, Director; Edward F. Bell,
Director; Albert C. Bersticker, Director; Thomas
A. Commes, Director; Howard J. Cooper, Director;
Betty Cope, Director; Allen H. Ford, Director;
T. Raymond Gregory, Director; Jerry Hammes,
Director; Stephen R. Hardis, Director; Lawrence A.
Leser, Director; A. Stephen Martindale, Director;
John G. McDonald, Director; Henry L. Meyer III,
Director; Steven A. Minter, Director; M. Thomas
Moore, Director; John C. Morley, Director;
Richard W. Pogue, Director; James S. Reid, Jr.,
Director; Harry A. Shaw III, Director; Dennis W.
Sullivan, Director; and Renold D. Thompson,
Director.


                                                  By  /s/ Lawrence J. Carlini
                                                     ---------------------------
                                                          Lawrence J. Carlini
                                                            Attorney-in-Fact


February 16, 1994